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                                                                    Exhibit 12.1

Computation of Ratios of Earnings to Fixed Charges
(dollars in thousands)

Ratio of Earnings to Fixed Charges:

                                                                     Fiscal Year Ended               Three months ended
                                              -------------------------------------------------------------------------
                                                 1997          1998        1999         2000         2001     3/31/2002
                                              -------------------------------------------------------------------------
Interest expense                               $  45,276    $  66,494    $ 69,253    $   60,037    $ 61,360    $ 12,158
Capitalized interest                              29,440       29,711      47,002        26,451       7,043       4,367
Estimated interest portion of financing cost       8,295       10,215      10,765        17,332      25,046       5,974
Amortization of financing cost                         0            0           0             0           0         119
                                              -------------------------------------------------------------------------

Fixed charges                                  $  83,011    $ 106,420    $127,020    $  103,820    $ 93,449    $ 22,618
                                              =========================================================================

Income (loss) before income taxes              $(100,832)   $(207,429)   $ 73,625    $1,251,899    $(93,923)   $(16,163)
Fixed charges                                     83,011      106,420     127,020       103,820      93,449      22,618
Less: interest charges capitalized               (29,440)     (29,711)    (47,002)      (26,451)     (7,043)     (4,367)
Amortization of capitalized interest               9,300       12,933      16,381        22,598      24,877       6,032
                                              -------------------------------------------------------------------------

Earnings (loss)                                $ (37,961)   $(117,787)   $170,024    $1,351,866    $ 17,360    $  8,120
                                              =========================================================================

Ratio of earnings to fixed charges:                    *            *         1.3x         13.0X        0.2x        0.4x

* Earnings are inadequate to cover fixed charges in these periods. The earnings deficiency is $120,972 and $224,207 in 1997 and 1998, respectively.